                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               Weeks Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                    [LOGO OF WEEKS CORPORATION APPEARS HERE]

                               WEEKS CORPORATION
                                4497 PARK DRIVE
                            NORCROSS, GEORGIA 30093

                                MARCH 30, 1998

Dear Shareholder:

  You are cordially invited to attend the annual meeting of our shareholders on May 20, 1998. The meeting will be held at 10:00 a.m. at the Atlanta Marriott, Gwinnett Place, which is located at 1775 Pleasant Hill Road in Duluth, Georgia 30096-4621. If you will need special assistance at the meeting because of a disability, please contact Shelly Kaczynski at (770) 717-3203.

  We hope that you will be able to attend this meeting but, if you cannot, please mark, sign, date and return the enclosed proxy card. This effort on your part will ensure that your shares will be voted at the meeting in accordance with your instructions. Even if you mail in your proxy, you may still vote in person on all matters brought before the meeting.

  Thank you for your cooperation, and I look forward to seeing you on May 20th, as do all the directors and officers of Weeks Corporation.

                                          Sincerely,

                                          /s/ A. Ray Weeks, Jr.
                                          A. Ray Weeks, Jr.
                                          Chairman

                               WEEKS CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 20, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Weeks Corporation will be held at the Atlanta Marriott, Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia 30096-4621, on May 20, 1998, at 10:00 a.m. local time, for the following purposes:

    (i)  To elect three directors for three-year terms;

    (ii)  To approve the adoption of the Company's 1998 Incentive Stock
    Plan; and

    (iii) To transact such other business as may properly come before the meeting.

  Only shareholders of record of Common Stock of the Company as of the close of business on March 20, 1998, are entitled to vote at the Annual Meeting. A list of shareholders entitled to vote as of the close of business on March 20, 1998, will be available at the Annual Meeting for examination by any shareholder, or the shareholder's attorney or agent.

                                          By Order of the Board of Directors,

                                          /s/ Elizabeth C. Belden
                                          Elizabeth C. Belden
                                          Corporate Secretary

Atlanta, Georgia
March 30, 1998

   WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                               WEEKS CORPORATION
                                4497 PARK DRIVE
                            NORCROSS, GEORGIA 30093

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1998

  The 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Weeks Corporation (the "Company") will be held on May 20, 1998. This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about March 30, 1998.

  Only shareholders of record as of the close of business on March 20, 1998 (the "Record Date"), will be entitled to vote at the Annual Meeting. Those shareholders are entitled to one vote for each share of Common Stock held. No cumulative voting rights are authorized, and appraisal rights for dissenting shareholders are not applicable. As of the Record Date, the Company had outstanding 18,992,768 shares of common stock, par value $.01 per share (the "Common Stock").

  When the proxy is properly executed and returned, the shares it represents will be voted as directed at the Annual Meeting or any adjournment thereof, or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting.

  The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote is required to elect directors. The proposal to approve the adoption of the Company's 1998 Incentive Stock Plan requires a greater number of votes cast favoring the proposal than the number of votes cast opposing such proposal. With respect to any other matter that may properly come before the Annual Meeting, the approval of any such matter would require a greater number of votes cast favoring the matter than the number of votes cast opposing such matter. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions will not be counted as votes for or against the election of directors, but will have the effect of a vote against any other matter. Broker non-votes will not be counted as votes for or against any matter submitted to a vote of shareholders.

  Solicitation of proxies is being made by the Company and the cost of such solicitation shall be borne by the Company. Solicitation of proxies, in addition to being made by mail, may, in certain instances, be made personally or by telephone, telegraph, or telefax by one or more employees of the Company. The Company also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock. In addition, the Company has retained Wachovia Bank of North Carolina, N.A. ("Wachovia"), to assist in the solicitation of proxies. The anticipated cost of the services of Wachovia is a fee of $1,000 plus expenses.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company currently consists of eleven persons, including one position that is presently unfilled. Directors of the Company are divided into three classes serving staggered three-year terms, with directors serving until the election and qualification of their successors. There are three directors, Forrest W. Robinson, Charles R. Eitel, and Harold
S. Lichtin, who have been nominated to stand for re-election as directors at the Annual Meeting. The Board of Directors recommends a vote for the re-election of Forrest W. Robinson, Charles R. Eitel and Harold S. Lichtin to hold office for the terms indicated below or until their successors are duly elected and qualified. In addition to the three nominees, there are seven other directors continuing to serve on the Board of Directors. Certain information regarding the nominees and the continuing directors is set forth below. This information has been furnished by the respective individuals. If any nominee for director should become unavailable for election, it is intended that the persons named in the enclosed proxy will exercise discretionary authority with respect to the election of any other person that the Board of Directors may nominate. The Board of Directors is not aware of any reason likely to cause any nominee to become unavailable for election.

NOMINEES FOR ELECTION--TERMS EXPIRING IN 2001

  Forrest W. Robinson has served as a director and President of the Company since April 1991 and as the Chief Operating Officer since May 1988. Mr. Robinson is 46 years old.

  Charles R. Eitel has served as a director of the Company since August 1994. Since February 1997, Mr. Eitel has been President and Chief Operating Officer of Interface, Inc., a manufacturer of specified commercial carpet. He was President and Chief Executive Officer, Floorcoverings Group, Interface, Inc., and served as Executive Vice President of Interface, Inc., from October 1994 until February 1997. Mr. Eitel was President and Chief Executive Officer of Interface Flooring Systems from November 1993 to February 1994, and was President of the Floor Coverings Division of Collins & Aikman from July 1987 to November 1993. He is currently on the board of directors of Interface, Inc. Mr. Eitel is 48 years old.

  Harold S. Lichtin has served as a director of the Company since December 1996. Mr. Lichtin served as a Managing Director of the Company, with responsibilities for the Company's activities in North Carolina, from December 1996 through September 1997 and since October 1997 has served as a consultant to the Company. From 1977 to December 1996, Mr. Lichtin was President of Lichtin Properties, Inc., a commercial development and property management company that was acquired by the Company in December 1996. Mr. Lichtin is 49 years old.

INCUMBENT DIRECTORS--TERMS EXPIRING IN 2000

  A. Ray Weeks, Jr. has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its incorporation in 1983. He was also the President of the Company from 1983 through March 1991. Mr. Weeks is 45 years old.

  George D. Busbee has served as a director of the Company since August 1994. He has been of counsel to the law firm of King & Spalding since January 1994 and was a Partner of King & Spalding from January 1983 to December 1993. Mr. Busbee is the former Governor of the State of Georgia. He is currently a director of Union Camp Corporation and Delta Air Lines, Inc. Mr. Busbee is 70 years old.

  William O. McCoy has served as a director of the Company since August 1994. Since February 1995, Mr. McCoy has been Vice-President--Finance of the University of North Carolina. Mr. McCoy was President of

BellSouth Enterprises and the Vice Chairman of the Board of BellSouth Corporation, a regional telecommunications company, from 1983 until January 1995. He is currently a director of First American Corporation, The Liberty Corporation, Carolina Power & Light Company, Fidelity Investments and Kenan Transport Co. Mr. McCoy is 64 years old.

INCUMBENT DIRECTORS--TERMS EXPIRING IN 1999

  Thomas D. Senkbeil has served as the Vice Chairman of the Board of Directors and Chief Investment Officer of the Company since October 1992. From September 1984 to October 1992, Mr. Senkbeil served as Executive Vice President and Managing Partner of Senkbeil & Associates, Inc., and Anderson & Senkbeil, Inc., each a real estate development firm. Mr. Senkbeil is 48 years old.

  John W. Nelley, Jr. has served as a director of the Company since November 1996. In addition, Mr. Nelley has been a Managing Director of the Company, with responsibilities for the Company's activities in Tennessee, since November 1996. Since 1982, Mr. Nelley has been a General Partner of NWI Warehouse Group, L.P., an industrial warehouse development company in Nashville, Tennessee, whose assets and business have been acquired, or are under agreement to be acquired, by the Company. Mr. Nelley is 49 years old.

  Barrington H. Branch has served as a director of the Company since August 1994. He is currently President of The Branch-Shelton Company LLC, a private investment banking firm. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, the wholly owned U.S. real estate investment subsidiary of Pensionenfonds PGGM, the second largest private pension fund in the Netherlands. Mr. Branch is 57 years old.

  William Cavanaugh III has served as a director of the Company since June 1997. Mr. Cavanaugh has been President and Chief Executive Officer of Carolina Power & Light Company ("CP&L") since October 1996. He joined CP&L in September 1992 and served as the Company's President and Chief Operating Officer until October 1996, when he became Chief Executive Officer. Prior to joining CP&L, he was Chairman, Chief Executive Officer and Director of Entergy Operations, Incorporated, and Group President--Energy Supply for Entergy Corporation. He is a member of the Board of Directors of the Nuclear Energy Institute, the Association of Edison Illuminating Companies, Wachovia Bank of North Carolina, North Carolina Citizens for Business and Industry, and the Southeastern Electric Exchange. Mr. Cavanaugh is 59 years old.

VACANCIES ON THE BOARD OF DIRECTORS

  Currently, one seat on the Board of Directors is vacant. The Board of Directors anticipates filling the remaining vacancy during 1998. Shareholders will not be entitled to nominate or cast votes at the Annual Meeting for a director to fill the remaining vacancy on the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS

  During 1997, the Board of Directors held four regular meetings and six special meetings. In 1997, all of the directors attended at least 75% of the Board meetings and at least 75% of the meetings held by committees of the Board of Directors on which the directors served.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors controls the management of the Company and its property and the disposition thereof and is responsible for the general policies of the Company and general supervision of the Company's activities. To assist in carrying out its duties, the Board has delegated certain authority to an Audit Committee and a Compensation Committee.

  Audit Committee. The Audit Committee consists of William O. McCoy and Charles R. Eitel. William O. McCoy is the Chairman of the Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held one meeting during 1997.

  Compensation Committee. The Compensation Committee consists of Barrington H. Branch and George D. Busbee. Barrington H. Branch is the Chairman of the Compensation Committee. The Compensation Committee is responsible for determining compensation for the Company's executive officers and for administering the Company's Incentive Stock Plan. The Compensation Committee held two regular meetings and one special meeting during 1997.

  Compensation Committee Interlocks and Insider Participation. During 1997, Messrs. Branch and Busbee served as members of the Compensation Committee. No member of the Committee was an officer or employee of the Company or any of its subsidiaries during 1997. Mr. Busbee is of counsel to the law firm of King & Spalding. Mr. Busbee, formerly a partner of such firm, retired from King & Spalding as of December 31, 1993. King & Spalding provided certain legal services to the Company in 1997, including services in connection with offerings of capital stock by the Company and certain significant acquisitions made by the Company. In addition, the Company retained Mr. Branch during 1997 to perform consulting services in connection with the Company's negotiation and acquisition of the Beacon Centre project in Miami, Florida and the Company's related investment in Codina Group, Inc., the developer of that project. Although no fees have yet been paid to Mr. Branch pursuant to such arrangement, the Company currently owes Mr. Branch approximately $23,000 for services rendered in connection therewith. See "Certain Transactions-- Transactions with Directors." There are no Compensation Committee interlocks.

  The Board does not have a nominating committee.

COMPENSATION OF DIRECTORS

  The Company pays its directors who are not employees of the Company fees for their services as directors. Non-employee directors receive annual compensation of $15,000 plus a fee of $1,000 for attendance in person and $250 for attendance by telephone at each meeting of the Board of Directors.

  Each non-employee director, upon joining the Board of Directors, receives an initial grant of options to purchase 4,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of the grant of such options. Thereafter, each director who is serving as such on December 31 of each calendar year and who has served as a director for more than one year will, on each December 31, automatically receive an annual grant of options to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of the grant of such options.

        COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth information concerning the beneficial ownership of shares of Common Stock of the Company as of February 28, 1998, for (i) directors of the Company, (ii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), (iii) the directors and executive officers of the Company as a group and (iv) each person known to the Company who is, or may be deemed to be, the beneficial owner of more than 5% of the Company's

Common Stock. The number of shares represents the number of shares of Common Stock the person holds plus the number of shares into which units of limited partnership interest ("Units") in Weeks Realty, L.P. (the "Operating Partnership"), held by the person are exchangeable (if the Company elects to issue shares rather than pay cash upon such exchange). Units are exchangeable for Common Stock or cash, at the option of the Company. The right to exchange Units for shares of Common Stock or cash (the "Exchange Rights") may be exercised by the holders of Units (other than John W. Nelley, Jr. and Harold
S. Lichtin and certain entities controlled by them) from time to time, in whole or in part.

  The Exchange Rights may be exercised by John W. Nelley, Jr., and certain entities controlled by him, with respect to Units beneficially owned by him through such entities, from time to time, in whole or in part, after November 1, 1999. The Exchange Rights may be exercised by Harold S. Lichtin and certain entities that he controls, from time to time, in whole or in part, subject to the limitation that the Exchange Rights may not be exercised prior to the later of one year from the date of issuance, as defined, or the date on which either a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Common Stock issuable upon exercise of such Exchange Rights becomes effective or, in the opinion of counsel, such shares of Common Stock may be issued without registration, provided that in no event may such Exchange Rights be exercised prior to December 31, 1999.

                                               BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                               ASSUMING NO EXCHANGE                 ASSUMING EXCHANGE OF
                                             OF UNITS FOR COMMON STOCK             UNITS FOR COMMON STOCK
                                      -------------------------------------   --------------------------------
                                         NUMBER OF           PERCENTAGE OF     NUMBER OF         PERCENTAGE OF
                                         SHARES OF             SHARES OF       SHARES OF           SHARES OF
                                           COMMON             COMMON STOCK      COMMON           COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER      STOCK(1)            OUTSTANDING      STOCK(1)           OUTSTANDING
------------------------------------  ---------------        --------------   ---------          -------------
LaSalle Advisors Capital
 Management, Inc./
ABKB/LaSalle Securities
 Limited Partnership..................      1,843,250(2)               9.71%  1,843,250               7.21%
 200 East Randolph Drive
 Chicago, IL 60601
FMR Corp..............................        930,700(3)               4.90%    930,700               3.64%
 82 Devonshire Street
 Boston MA 02109
A. Ray Weeks, Jr.(4)..................        357,685(5)(6)            1.88%  1,790,590(5)(6)         6.98%
Thomas D. Senkbeil(4).................        116,832(6)                  *     212,899(6)(7)(8)         *
Forrest W. Robinson(4)................         87,460(6)                  *     159,587(6)(7)(8)         *
David P. Stockert(4)..................         69,156(6)                  *      69,156(6)               *
Klay W. Simpson(4)....................         19,111(6)                  *      23,221(6)               *
John W. Nelley, Jr.(4)................        145,500(6)(9)               *   2,426,773(6)(9)         9.47%
Harold S. Lichtin(4)..................        322,178(6)(10)           1.69%    946,476(6)(10)        3.69%
Barrington H. Branch(4)...............         14,000(11)                 *      14,000(11)              *
George D. Busbee(4)...................         18,000(11)                 *      18,000(11)              *
William Cavanaugh
 III(4)...............................          5,000(11)                 *       5,000(11)              *
Charles R. Eitel(4)...................         15,000(11)                 *      15,000(11)              *
William O. McCoy(4)...................         17,000(11)                 *      17,000(11)              *
All executive officers
 and directors as a
 group................................      1,348,937(12)              6.90%  5,805,523(12)          22.22%
 (20 persons)

--------
 *   Represents less than 1% of the Company's outstanding Common Stock.
 (1) Except as otherwise indicated, each of the parties listed has sole voting and investment power over the shares owned.
 (2) According to a Schedule 13G, dated February 13, 1998, filed on behalf of LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB"), registered investment advisory companies, each entity represents the following beneficial ownership, voting rights and stock disposition powers with respect to the Company's Common Stock: LaSalle claims beneficial ownership of 731,250 shares or 3.85% of the Company's Common Stock, the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 411,550 shares, shared power to dispose or to direct the disposition of 319,700 shares and disclaims sole or shared voting power of 319,700 shares of Common Stock. ABKB claims beneficial ownership of 1,112,000 shares or 5.86% of the Company's Common Stock, the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 277,500 shares, shared power to vote or to direct the vote of 790,775 shares, shared power to dispose or to direct the disposition of 834,500 shares and disclaims sole or shared voting power of 43,725 shares of Common Stock.
 (3) According to a Schedule 13G, dated February 14, 1998, filed on behalf of FMR Corp., a parent holding company, Edward C. Johnson 3d, as Chairman and a significant shareholder of FMR Corp., and Abigail P. Johnson, as significant shareholder of FMR Corp., may also be deemed beneficial owners of said shares by virtue of their relationships to FMR Corp. and the companies discussed herein. FMR Corp., through a wholly owned investment advisory company, Fidelity Management & Research Company ("Fidelity"), has sole power to dispose of 727,000 shares of the Company's Common Stock owned by certain Fidelity funds ("Funds") for which it serves as an adviser. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of 727,000 shares as such power resides with each Fidelity Funds' Board of Trustees. FMR Corp., through a wholly owned subsidiary bank, Fidelity Management Trust Company, has sole power to dispose or direct the disposition of 203,700 shares, the sole power to vote or direct the vote of 188,000 shares and disclaims the power to vote or to direct the vote of 15,700 shares, in its capacity as investment manager of the bank's institutional accounts. The Company has been informed that as of February 28, 1998, FMR Corp. was the beneficial owner of more than the 930,700 shares of the Company's Common Stock detailed above, although the Company has no information as to the specific number of shares beneficially owned on that date.
 (4) Beneficial owner's address is 4497 Park Drive, Norcross, GA 30093.
 (5) Includes 31,810 shares of Common Stock held by a foundation of which Mr. Weeks is a director and 3,000 shares of Common Stock held by a family trust of which Mr. Weeks is a trustee. Also includes 3,467 shares of Common Stock and 400,155 Units held by trusts of which Mr. Weeks is co-trustee and a 20% beneficiary, and 255,263 Units held by corporations that Mr. Weeks controls, including Units held by those corporations discussed in notes (7) and (8) below, and 163,048 Units held by Mr. Weeks' spouse. Mr. Weeks disclaims beneficial ownership of 34,810 shares of Common Stock held by the foundation and the family trust discussed herein.
 (6) Includes 76,667 61,667, 61,667, 54,833, 17,667, 40,000 and 40,000 shares issuable to Mr. Weeks, Mr. Senkbeil, Mr. Robinson, Mr. Stockert, Mr. Simpson, Mr. Nelley and Mr. Lichtin, respectively, upon exercise of stock options which are currently exercisable or exercisable within 60 days, but does not include 23,333, 13,333, 13,333, 11,667 and 5,333 shares of
     Common Stock issuable to Mr. Weeks, Mr. Senkbeil, Mr. Robinson, Mr. Stockert and Mr. Simpson, respectively, upon exercise of stock options which are not exercisable within 60 days.
 (7) Includes 42,993 Units held by a corporation which is owned 60%, 30% and 10%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson.

 (8) Includes 257 Units held by a corporation which is owned 75%, 20%, and 5%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson.
 (9) Includes 100,000 shares of Common Stock and 2,281,273 Units held by a partnership of which Mr. Nelley is a general partner. Mr. Nelley disclaims beneficial ownership of 78,437 of such shares of Common Stock and 1,789,358 of such Units.
(10) Includes 282,178 shares of Common Stock and 595,365 Units held by entities which Harold S. Lichtin controls and 153 Units held by Mr. Lichtin's spouse.
(11) Includes 13,000, 13,000, 4,000, 12,600 and 13,000 shares of Common Stock issuable to Mr. Branch, Mr. Busbee, Mr. Cavanaugh, Mr. Eitel and Mr. McCoy, respectively, upon the exercise of stock options which are currently exercisable or exercisable within 60 days.
(12) Includes 546,435 shares of Common Stock issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days, but does not include 122,665 shares of Common Stock issuable upon exercise of stock options which are not exercisable within 60 days.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation paid to the Named Executive Officers:

SUMMARY COMPENSATION TABLE

                                                       LONG-TERM COMPENSATION
                                                               AWARDS
                                                       ------------------------
                                ANNUAL COMPENSATION    RESTRICTED   SECURITIES
   NAME AND PRINCIPAL         ------------------------   STOCK      UNDERLYING     ALL OTHER
        POSITION         YEAR  SALARY  BONUS (1)(2)(3)   AWARDS     OPTIONS (#) COMPENSATION(4)
   ------------------    ---- -------- --------------- ----------   ----------- ---------------
A. Ray Weeks, Jr........ 1997 $264,231    $192,000      $   --        10,000       $  7,071
 Chairman of the Board
  and                    1996  218,451         --           --        25,000        171,544
 Chief Executive Officer 1995  191,764     115,290          --           --           6,854
Thomas D. Senkbeil...... 1997  217,392     155,000          --           --           7,136
 Vice Chairman of the
  Board                  1996  196,382     136,000      235,000(5)    20,000          7,231
 and Chief Investment
  Officer                1995  165,103      89,775          --           --           6,662
Forrest W. Robinson..... 1997  205,280     140,000          --           --           7,125
 President and Chief     1996  196,382     128,000      200,000(5)    20,000          7,231
 Operating Officer       1995  165,103      83,475          --           --           6,662
David P. Stockert(6).... 1997  193,480     127,500          --           --           6,743
 Senior Vice President
  and                    1996  184,687     116,000      200,000(5)    17,500          5,077
 Chief Financial Officer 1995   78,966      38,950      165,000(6)    50,000          1,821
Klay W. Simpson......... 1997   57,200     348,092(7)       --           --           3,900
 Senior Vice President-- 1996   57,200     318,014(7)       --         8,000          2,828
 Marketing               1995   57,200     281,642(7)       --           --           2,982

--------
(1) Bonus amounts for 1997 totaling $192,000 for Mr. Weeks, $155,000 for Mr. Senkbeil, $140,000 for Mr. Robinson and $127,500 for Mr. Stockert earned in 1997 were paid in 1998.
(2) Bonus amounts for 1996 totaling $136,000 for Mr. Senkbeil, $128,000 for Mr. Robinson and $116,000 for Mr. Stockert earned in 1996 were paid in 1997.
(3) Bonus amounts for 1995 totaling $115,290 for Mr. Weeks, $89,775 for Mr. Senkbeil, $83,475 for Mr. Robinson and $38,950 for Mr. Stockert earned in 1995 were paid in 1996.

(4) For 1997, amounts include the Company's matching contributions to its 401(k) retirement savings plan of $2,778 for Mr. Weeks, $2,843 for Mr. Senkbeil, $2,832 for Mr. Robinson, $2,741 for Mr. Stockert and $1,891 for Mr. Simpson. Amounts for 1997 also include health care and disability premium payments of $4,293 for Mr. Weeks, $4,293 for Mr. Senkbeil, $4,293 for Mr. Robinson, $4,002 for Mr. Stockert and $2,009 for Mr. Simpson. For 1996, the amount for Mr. Weeks also includes a bonus totaling $164,000 earned in 1996 that the Compensation Committee of the Board of Directors elected to defer for a period of five years. The terms of such bonus deferral also provide for the payment of interest to Mr. Weeks on the amount of the deferred bonus. Total interest earned on the deferred bonus totaled $11,000 in 1997.
(5) Represents the value of 7,015, 5,970 and 5,970 restricted shares of the Company's Common Stock granted on February 17, 1997, to Mr. Senkbeil, Mr. Robinson and Mr. Stockert, respectively, related to 1996 performance. These shares were granted in recognition of successful prior service to the Company and will be earned through the continued financial performance of the Company as stated below. These shares vest ratably over the four year period ending February 17, 2000, provided the Company's annual per share funds from operations growth exceeds 10% on an annual basis for each vesting period. Funds from operations is a real estate investment trust ("REIT") industry measurement that is one of the tools used by the Board of Directors to assess the financial performance of the Company. Effective February 17, 1998, 25% of the restricted stock granted to Mr. Senkbeil, Mr. Robinson and Mr. Stockert vested in accordance with the terms of their restricted share arrangements discussed above. At December 31, 1997, the restricted shares granted to Mr. Senkbeil, Mr. Robinson and Mr. Stockert had a value of $224,480, $191,040 and $191,040, respectively (assuming all shares will fully vest in accordance with the terms of the arrangements). Dividends are paid on the restricted shares at the same rate payable to common shareholders.
(6) Mr. Stockert was employed by the Company on June 26, 1995. In connection with Mr. Stockert's employment, he received 6,804 shares of restricted stock. Shares totaling 4,742 vest ratably over the four year period ending June 26, 1999. The remaining 2,062 shares vest on June 30, 1998, at differing vesting percentages depending on the average annual total return, as defined, on the Company's common stock over the vesting period, provided that such average annual total return (i) is at least equal to 12% (with 100% vesting at a 15% or more average annual total return), and
    (ii) exceeds the average annual total return of stocks that make up the Equity REIT Index published by the National Association of Real Estate Investment Trusts ("NAREIT"). At December 31, 1997, the restricted stock had a value of $217,728 (assuming all shares will fully vest in accordance with the terms of the arrangements). Dividends are paid on the restricted stock at the same rate payable to common shareholders.
(7) Amounts represent commissions earned on real estate transactions under the terms of Mr. Simpson's employment arrangement with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth the individual grants of stock options made during 1997 to each Named Executive Officer.

                                                                           POTENTIAL REALIZABLE VALUE
                                                                             AT ASSUMED ANNUAL RATES
                                                                           OF STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                     FOR OPTION TERM (2)
                         ------------------------------------------------- ----------------------------
                          NUMBER OF  PERCENT OF TOTAL
                         SECURITIES      OPTIONS
                         UNDERLYING     GRANTED TO    EXERCISE
                           OPTIONS      EMPLOYEES       PRICE   EXPIRATION
          NAME           GRANTED (1)  IN FISCAL YEAR  ($/SHARE)    DATE         5%            10%
          ----           ----------- ---------------- --------- ---------- ------------- --------------
A. Ray Weeks, Jr. ......   10,000         10.99%       $33.50   2/17/2007       $210,680      $533,904
Thomas D. Senkbeil......      --            --            --          --             --            --
Forrest W. Robinson.....      --            --            --          --             --            --
David P. Stockert.......      --            --            --          --             --            --
Klay W. Simpson.........      --            --            --          --             --            --

--------
(1) All options listed above become exercisable ratably on the first, second and third anniversaries, respectively, following the date of grant.
(2) Amounts for the Named Executive Officers shown under the "Potential Realizable Value" columns above have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. The amounts reflected in this table may not be achieved.

OPTIONS EXERCISED AND FISCAL YEAR-END OPTION VALUES TABLE

  The following table sets forth information with respect to options exercised during the last fiscal year and the value of unexercised in-the-money options held by the Named Executive Officers of the Company at December 31, 1997.

                                                         NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                                                   YEAR-END(#)                    FISCAL YEAR-END($)(2)
                         SHARES ACQUIRED      VALUE      -----------------------------------    -------------------------
          NAME           ON EXERCISE (#) REALIZED ($)(1)  EXERCISABLE        UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
          ----           --------------- --------------- ---------------    ----------------    ----------- -------------
A. Ray Weeks, Jr........     15,000         $161,250        73,333              26,667             $878,748     $100,002
Thomas D. Senkbeil......        --               --         61,667              13,333             $741,252     $ 79,998
Forrest W. Robinson.....        --               --         61,667              13,333             $741,252     $ 79,998
David P. Stockert.......      1,000         $  6,500        54,833              11,667             $432,748     $ 70,002
Klay W. Simpson.........        --               --         17,667               5,333             $207,252     $ 31,998

--------
(1) In accordance with the Securities and Exchange Commission's rules, values are determined by subtracting the exercise price from the fair market value of the underlying Common Stock on the option exercise date.
(2) In accordance with the Securities and Exchange Commission's rules, values are determined by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $32.00, the price of the Common Stock as reported on the New York Stock Exchange on December 31, 1997.

NONCOMPETITION AND EMPLOYMENT AGREEMENTS

  Certain of the Named Executive Officers and directors have employment and noncompetition agreements with the Company, as set forth below.

  Each of A. Ray Weeks, Jr., Thomas D. Senkbeil, Forrest W. Robinson, David P. Stockert, John W. Nelley, Jr., and Harold S. Lichtin has entered into a noncompetition agreement (the "Noncompete Agreement") with the Company. The Noncompete Agreements, with certain exceptions, prohibit each individual from serving as an officer, director, or partner of, owning any interest in or performing certain managerial functions on behalf of any entity that engages directly or indirectly in the development, operation, management, leasing, construction or landscaping of any industrial or office properties during the term of his employment or consulting arrangement with the Company, as applicable, and for a period of three years thereafter, with respect to Messrs. Weeks, Senkbeil and Robinson, for a period of two years thereafter, with respect to Mr. Stockert, and for a period of one year thereafter, with respect to Messrs. Nelley and Lichtin.

  On August 24, 1994, A. Ray Weeks, Jr., Thomas D. Senkbeil and Forrest W. Robinson each entered into employment agreements with the Company, and subsequent to August 24, 1994, David P. Stockert and John W. Nelley, Jr., each entered into employment agreements with the Company (collectively, the "Employment Agreements"), and, effective October 1, 1997, Mr. Lichtin and the Company agreed to replace Mr. Lichtin's existing employment agreement with a consulting agreement (the "Consulting Agreement"). The Employment Agreements provide for a three-year term of employment for each of these individuals, and the Consulting Agreement provides for a consulting arrangement until December 31, 1999. Annual compensation (including bonus and stock option or restricted stock awards) is set in accordance with criteria established by the Compensation Committee of the Board of Directors. See "Board Compensation Committee Report on Executive Compensation." The initial three-year terms of the Employment Agreements for Messrs. Weeks, Senkbeil and Robinson expired on August 24, 1997. The Employment Agreements were amended to extend the expiration date by one year to August 24, 1998, and the Company anticipates that it will enter into new employment agreements with these individuals during 1998; however, the terms and conditions of such agreements have not yet been determined.

1994 INCENTIVE STOCK PLAN

  The Company has adopted an Incentive Stock Plan (the "1994 Incentive Stock Plan") to attract and provide incentives to officers, key employees and directors.

  The 1994 Incentive Stock Plan provides for grants of options ("Stock Options") to purchase a specified number of shares of Common Stock or grants of restricted shares of Common Stock ("Restricted Stock"). Under the 1994 Incentive Stock Plan, the total number of shares available for such grants is 1,000,000 shares of Common Stock. The total number of options and shares of restricted stock that may be granted to any participant in any one year under the 1994 Incentive Stock Plan may not exceed 100,000 shares. In the event of certain extraordinary events, the Board of Directors or the Compensation Committee may make such adjustments in the aggregate number and kind of shares reserved for issuance, the number of shares and kind covered by outstanding shares and the exercise prices specified therein as may be determined to be appropriate.

  Participants in the 1994 Incentive Stock Plan, who may be officers or employees of the Company, its subsidiaries or designated affiliates, will be selected by the Compensation Committee. Directors of the Company are also eligible to participate, but, in the case of directors who are not also employees, participation will be only pursuant to automatic grants under a specified formula set forth in the 1994 Incentive Stock Plan.

  The options can either be "incentive stock options" that are intended to satisfy the requirements of the Internal Revenue Code of 1986, as amended, or "non-qualified stock options" that are not intended to satisfy such requirements. Employees and directors who are not also employees shall be eligible only for the grant of non-qualified stock options.

  The Compensation Committee may amend any award theretofore granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

  The exercise price for both an incentive stock option and a non-qualified stock option will be no less than the fair market value of the Common Stock on the date on which the option in respect thereof is granted. The exercise price is generally payable in cash, by check or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of shares of Common Stock. The vesting provisions, if any, of the options and restricted stock will be determined by the Compensation Committee. Upon a Change of Control (as defined below) of the Company, the Board of Directors may take any action with respect to unexercised options or forfeitable restricted stock, including waiving any vesting or forfeiture conditions, as the Board of Directors deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of such grants under the 1994 Incentive Stock Plan. A "Change of Control" means (i) the acquisition of the power to direct, or cause the direction of, the management and policies of the Company by a person (not previously possessing such power), acting alone or in conjunction with others, whether through the ownership of Common Stock, by contract or otherwise, or (ii) the acquisition, directly or indirectly, of the power to vote more than 20% of the outstanding Common Stock by any person or by two or more persons acting together except an acquisition from the Company or by the Company, the Company's management or a Company sponsored employee benefit plan, where (x) the term "person" means natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government, and (y) customary agreements with or between underwriters and selling group members with respect to a bona fide public or private offering of Common Stock or other equity securities of the Company shall be disregarded for purposes of this definition. An option also may include a right to surrender the option for cash or for cash and Common Stock subject to the terms and conditions set forth in the 1994 Incentive Stock Plan. The right of any participant to exercise an option may not be transferred in any way other than by will or the laws of descent and distribution.

401(K) PLAN

  The Company currently has a 401(k) retirement plan covering substantially all officers and employees of the Company. The 401(k) plan permits participants to defer up to a maximum of 20% of their compensation. The Company makes contributions to the 401(k) plan at the discretion of the Board of Directors.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of two independent, non-employee directors who are responsible for developing, administering and monitoring the compensation policies applicable to the Company's executive officers, and for administering the Company's 1994 and 1998 Incentive Stock Plans, under which grants may be made to executive officers and other key employees. The Compensation Committee considers recommendations from management, along with other factors, and reviews independently prepared industry compensation information.

 Executive Compensation Philosophy

  The Compensation Committee believes that a fundamental goal of the Company's executive compensation program should be to foster a high-performance culture that motivates and retains high-performing executives, to promote teamwork, to align compensation with business objectives and sustained performance and to provide incentives to create value for the Company's shareholders. The Compensation Committee believes that a significant portion of total executive officer compensation should consist of variable, performance-based components, such as bonuses and Restricted Stock and Stock Option awards, which can increase or decrease to reflect changes in Company or individual performance.

  The Compensation Committee uses as its primary market benchmark the practices of a peer group of equity real estate investment trusts ("REITs") similar in business focus, market capitalization and/or performance to the Company. It believes that equity REITs offer the most likely competition for executive talent. Comparative compensation information for the peer group of equity REITs used by the Compensation Committee was obtained from the SNL Executive Compensation Review 1997--REITs and from peer group company documents. The Compensation Committee believes that a peer group comparison enables the Company to determine a fair level of compensation for executive officers, while assuring shareholders that executive pay levels are reasonable.

 Components of Compensation

  Base Salary. Base salary levels are determined based on the executive's performance, tenure and industry experience, as well as the Company's financial performance. Base salaries are reviewed annually by the Compensation Committee. Annual salary increases for executive officers take into account
(i) the actual and budgeted future financial performance of the Company, (ii) individual performance, (iii) the functions performed by the executive officer, and (iv) changes in the compensation practices of the peer group. The weight given such factors by the Compensation Committee may vary from individual to individual.

  Short-Term Incentive Awards. During 1997, the Company had a discretionary bonus program based on each executive officer's performance and the Company's overall financial and operational performance. Some of the specific factors taken into account in determining bonus awards for 1997 included (i) the Company's growth in funds from operations (defined below) per share and achievement of budgeted financial results; (ii) the total return to an investor in the Company's Common Stock, assuming a holding period for the full year and the reinvestment of dividends; (iii) the success of the Company's acquisition, development and southeast market expansion activities; (iv) the successful execution of the Company's debt and equity capital-raising activities; and (v) the achievement of other subjective individual performance goals. Consideration of these factors is subjective, and no specific weightings were applied. "Funds from operations" is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The Company computes funds from operations under the current NAREIT definition by subtracting from net income the dividends to preferred shareholders before making an adjustment for the non-cash items described above. The Compensation Committee believes that the Company's funds from operations is one of the appropriate measures of its performance.

  A. Ray Weeks, Jr., Thomas D. Senkbeil, Forrest W. Robinson and David P. Stockert are eligible under the terms of their respective Employment Agreements to receive aggregate annual bonus payments of up to 75% of their aggregate base salaries; however, the actual amounts of such payments are based primarily upon the factors discussed above.

  Long-Term Incentive Awards. The Company adopted the 1994 Incentive Stock Plan to attract and provide incentives to officers, key employees and directors. The 1994 Incentive Stock Plan provides for grants of Stock Options or Restricted Stock and is designed to motivate executive officers and key employees to maximize shareholder value. The 1994 Incentive Stock Plan has 83,865 shares of Common Stock available for future issuance by the Compensation Committee. The Company's 1998 Incentive Stock Plan, if approved by the shareholders, will be used by the Compensation Committee to provide future incentives to officers, key employees and directors. See "Approval of the Adoption of the 1998 Incentive Stock Plan."

  The Compensation Committee grants awards under the 1994 Incentive Stock Plan based on a number of factors, including (i) the investment performance of the Company's equity securities, (ii) the executive officer's or key employee's position in the Company, (iii) his or her performance and responsibilities,
(iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to the Company's financial performance. However, the 1994 Incentive Stock Plan does not provide any formulaic method for weighting these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

 Chief Executive Officer Compensation

  The compensation of A. Ray Weeks, Jr. during 1997 was determined on the same basis as discussed above for the Company's other executive officers. For 1997, Mr. Weeks' compensation consisted of base salary and bonus, and Stock Option awards under the 1994 Incentive Stock Plan. Mr. Weeks' compensation for 1997 was based on his contribution to the Company's growth and financial performance during the year, and the success of its southeast expansion strategy, and took into account the compensation practices relating to the Chief Executive Officers of the compensation peer group. Mr. Weeks' base salary, bonus and award levels under any applicable incentive stock plan will continue to be reviewed annually by the Compensation Committee.

 Policy With Respect to the $1 Million Deduction Limit

  The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met.

  Currently, the Compensation Committee does not believe that there is a risk of losing deductions under this law. However, in the future, the Compensation Committee intends to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. It will use its best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of the Company to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

                                          Compensation Committee

                                          Barrington H. Branch, Chairman
                                          George D. Busbee

  The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act (together with the Securities Act, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE GRAPH

  The following stock price performance graph compares the Company's performance to the S&P 500 and the index of equity REITs prepared by NAREIT. Equity REITs are defined by NAREIT as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity REIT index includes all tax-qualified REITs listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ National Market. The performance graph assumes $100 invested in the Company's Common Stock as of August 18, 1994, the date on which the Company's Common Stock began trading on the New York Stock Exchange, and assumes the investment of the same amount as of August 31, 1994, in the S&P 500 and the NAREIT equity REIT index. The difference in the initial start dates is due to the fact that the Company's Common Stock did not start to trade publicly until August 18, 1994, and only month-end data is available for the NAREIT equity REIT index. The Company believes that the net effect of this difference in start dates does not have a material effect on the performance graph. Total return includes reinvestment of dividends. Stock price performance for the Company for the period from August 18, 1994, through December 31, 1997, is not necessarily indicative of future results.


                    [WEEKS CORPORATION GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE RETURNS AMONG
                     UPS, NAREIT INDEX AND S&P 500 INDEX

Measurement period
(Fiscal Year Covered)   UPS            NAREIT         S&P 500
---------------------   -------        -------        ---------
Measurement Pt -
8/18/94                 $100           $100            $100

FYE 12/31/94            $109.48        $ 98.16         $ 97.57
FYE 12/31/95            $134.42        $113.15         $134.08
FYE 12/31/96            $188.96        $153.05         $164.86
FYE 12/31/97            $191.79        $184.06         $219.88


  The foregoing stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

           APPROVAL OF THE ADOPTION OF THE 1998 INCENTIVE STOCK PLAN

  On February 17, 1998, the Company's Board of Directors unanimously approved the Weeks Corporation 1998 Incentive Stock Plan (the "1998 Plan") and, subject to shareholder approval, the 1998 Plan will become effective as of such date. A copy of the 1998 Plan is attached hereto as Exhibit A. The Board of Directors recommends that the shareholders approve the adoption of the 1998 Plan.

  The primary purpose of the 1998 Plan is to attract, retain and motivate selected employees and directors of the Company. The 1998 Plan will supplement and ultimately replace the 1994 Incentive Stock Plan, which has 83,865 shares of Common Stock remaining available for future grants. The following discussion summarizes the principal features of the 1998 Plan. This discussion does not purport to be complete and is qualified in its entirety by reference to the 1998 Plan.

  Administration. The 1998 Plan will be administered by a committee of two or more directors serving on the Company's Board of Directors (the "Committee"). Each director, while a member of the Committee, will satisfy the requirements for Committee membership, if any, under Rule 16b-3 of the Exchange Act, and
Section 162(m) of the Internal Revenue Code, as amended (the "Code"). All grants under the 1998 Plan will be evidenced by certificates that will incorporate such terms and conditions as the Committee deems necessary or appropriate. As with the Company's 1994 Incentive Stock Plan, the Compensation Committee of the Board of Directors initially will serve as the Committee under the 1998 Plan.

  Coverage and Participants. The 1998 Plan will provide for the issuance of Stock Options, stock appreciation rights ("SARs") and Restricted Stock to certain of the Company's key employees and non-employee directors. A "key employee" shall be any employee of the Company (or any subsidiary, parent, or affiliate of the Company) designated by the Committee who, in the judgment of the Committee acting in its absolute discretion, is key, directly or indirectly, to the success of the Company.

  There will be 1,400,000 shares of the Company's Common Stock available for use under the 1998 Plan. However, no key employee in any calendar year may be granted a Stock Option to purchase more than 100,000 shares of Common Stock

  Stock Options. Under the 1998 Plan, either incentive stock options ("ISOs"), which are intended to qualify under Section 422 of the Code, or non-incentive stock options ("Non-ISOs") may be granted to key employees or non-employee directors by the Committee. Each Stock Option granted under the 1998 Plan entitles the holder thereof to purchase the number of shares of Common Stock specified in the grant at the purchase price specified therein. The terms and conditions of each Stock Option granted under the 1998 Plan will be determined by the Committee, but no Stock Option will be granted at an exercise price which is less than the fair market value of the Common Stock on the grant date. While the Committee has broad power to grant Stock Options under the 1998 Plan, the Committee cannot grant new Stock Options in exchange for the cancellation of outstanding Stock Options if the new Stock Options have a lower exercise price than such outstanding Stock Options, except for changes necessary to reflect any change in the capitalization of the Company. See "-- Adjustment of Shares."

  Upon a non-employee director's election to the board, he or she will be granted a Non-ISO to purchase 4,000 shares of Common Stock at an option price equal to the fair market value of the Company's Common Stock on such date. Thereafter, each non-employee director who is serving as such on December 31 of each calendar year and who has served as a director for more than one full year shall be granted a Non-ISO to purchase 3,000 shares of Common Stock at an option price equal to the fair market value of the Company's Common Stock on such date.

  If approved by the Committee, the Company may lend money to, or guarantee loans by a third party to, any key employee or non-employee director to finance the exercise of any Stock Option granted under the 1998 Plan.

  Stock Appreciation Rights. SARs may be granted to key employees under the 1998 Plan. SARs entitle the holder to receive an amount equal to the excess of the fair market value of one share of Common Stock as of the date such right is exercised over the exercise or base price specified in the SAR (the "SAR Value"), multiplied by the number of shares of Common Stock in respect of which the SAR is being exercised. The SAR Value may be paid in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as the Committee shall determine. SARs may be granted as part of a Stock Option or as stand alone SARs.

  Restricted Stock. Restricted Stock may be granted to key employees subject to such terms and conditions, if any, as the Committee acting in its absolute discretion deems appropriate. However, all Restricted Stock grants that are subject to one or more performance based conditions will be subject to the condition that the key employee remain employed by the Company for at least a one-year period starting on the date the Restricted Stock is granted to the key employee. Moreover, if a Restricted Stock grant is not subject to one or more performance-based conditions, the Restricted Stock grant will be subject to the condition that the key employee remain employed by the Company for at least a three-year period starting on the date the Restricted Stock is granted to the key employee. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during a "Restricted Period." The key employee, as the owner of such stock, has all the rights of a shareholder including, but not limited to, the right to vote such stock and to receive cash dividends thereon as and when paid.

  Non-transferability. No Stock Option, SAR or Restricted Stock will be transferable by a key employee or a non-employee director other than by will or by the laws of descent and distribution, and any Stock Option or SAR will be exercisable during a key employee's or non-employee director's lifetime only by the key employee or non-employee director.

  Amendments to the 1998 Plan. The 1998 Plan may be amended by the Board of Directors to the extent it deems necessary or appropriate, and the 1998 Plan may be terminated by the Board of Directors at any time. The Board of Directors may not modify, amend or cancel any Stock Option, SAR or Restricted Stock previously granted without the consent of the holder of such Stock Option, SAR or Restricted Stock or unless there is a dissolution or liquidation of the Company or a similar transaction.

  Adjustment of Shares. The number, kind or class of shares of Common Stock reserved for issuance under the 1998 Plan, the number, kind or class of shares of Common Stock subject to Stock Options or SARs granted under the 1998 Plan, and the Option Price of the Stock Options and the SAR Value of SARs, as well as the number, kind or class of shares of Restricted Stock granted under the 1998 Plan, shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of the Company.

  Sale, Merger or Change in Control. If the Company agrees to sell all or substantially all of its assets or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which Common Stock is converted into another security or into the right to receive securities or property, or if a tender offer is made that could lead to a change in control of the Company, the Board of Directors will waive any conditions to the exercise of all then-outstanding Stock Options and SARs and waive any then-outstanding issuance and forfeiture conditions on any Restricted Stock and shall have the right to cancel such Stock Options, SARs and Restricted Stock grants after providing each key employee and non-employee director a reasonable opportunity to exercise his or her Stock Options or SARs, and to take such other actions as necessary or appropriate to receive the Common Stock subject to any Restricted Stock grants.

  Term of the 1998 Plan. No Stock Option, SAR or Restricted Stock shall be granted under the 1998 Plan after February 17, 2008, or, if earlier, on the date on which all of the Common Stock reserved under the 1998 Plan has been issued or no longer is available for use under the 1998 Plan.

  Federal Income Tax Consequences. The rules concerning the federal income tax consequences with respect to grants made pursuant to the 1998 Plan are technical, and reasonable persons may differ on the proper interpretation of such rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with such grants, based on a good faith interpretation of the current federal income tax laws, regulations (including certain proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth (i) any federal tax consequences other than income tax consequences or (ii) any state, local or foreign tax consequences that may apply.

  ISOs. In general, a key employee will not recognize taxable income upon the grant or the exercise of an ISO. For purposes of the alternative minimum tax, however, the key employee will be required to treat an amount equal to the difference between the fair market value of the Common Stock on the date of exercise over the exercise price as an item of adjustment in computing the key employee's alternative minimum taxable income. If the key employee does not dispose of the Common Stock received pursuant to the exercise of the ISO within either (i) two years after the date of the grant of the ISO or (ii) one year after the date of exercise of the ISO, a subsequent disposition of the Common Stock generally will result in long-term capital gain or loss to such individual with respect to the difference between the amount realized on the disposition and the exercise price. The Company will not be entitled to any income tax deduction as a result of such disposition. The Company normally will not be entitled to take an income tax deduction at either the grant or the exercise of an ISO.

  If the key employee disposes of the Common Stock acquired upon exercise of the ISO within either of the above-mentioned time periods, then in the year of such disposition, such individual generally will recognize ordinary income, and the Company will be entitled to an income tax deduction (provided the Company satisfies applicable federal income tax reporting requirements), in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the exercise price or (ii) the amount realized upon disposition over the exercise price. Any gain in excess of such amount recognized by the key employee as ordinary income would be taxed to such individual as short-term or long-term capital gain (depending on the applicable holding period).

  Non-ISOs. A key employee or non-employee director will not recognize any taxable income upon the grant of a Non-ISO, and the Company will not be entitled to take an income tax deduction at the time of such grant. Upon the exercise of a Non-ISO, the key employee or non-employee director generally will recognize ordinary income and the Company will be entitled to take an income tax deduction (provided the Company satisfies applicable federal income tax reporting requirements) in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common

Stock by the key employee or non-employee director, such individual will recognize short-term or long-term capital gain or loss (depending on the applicable holding period).

  SARs. A key employee will recognize ordinary income for federal income tax purposes upon the exercise of a SAR under the 1998 Plan for cash, Common Stock or a combination of cash and Common Stock, and the amount of income that the key employee will recognize will depend on the amount of cash, if any, and the fair market value of the Common Stock, if any, that the key employee receives as a result of such exercise. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the key employee in the same taxable year in which the key employee recognizes such income, if the Company satisfies applicable federal income tax reporting requirements.

  Restricted Stock. A key employee is not subject to any federal income tax upon the grant of Restricted Stock, nor does the grant of Restricted Stock result in an income tax deduction for the Company, unless the restrictions on the stock do not present a substantial risk of forfeiture as defined under
Section 83 of the Code. In the year that the Restricted Stock is no longer subject to a substantial risk of forfeiture, the key employee will recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock transferred to the key employee, generally determined on the date the Restricted Stock is no longer subject to a substantial risk of forfeiture. If a key employee is subject to Section 16(b) of the Exchange Act and cannot sell the Common Stock without being subject to liability under such Section, the stock will be treated as subject to a substantial risk of forfeiture. If the Restricted Stock is forfeited, the key employee will recognize no gain.

  A key employee may make an election under Section 83(b) of the Code to recognize the fair market value of the Common Stock as taxable income at the time of grant of the Restricted Stock. If such election is made, (i) the key employee will not otherwise be taxed in the year that the Restricted Stock is no longer subject to a substantial risk of forfeiture and (ii) if the Restricted Stock is substantially forfeited, the key employee will be allowed no deduction with respect to such forfeiture. Cash dividends paid to a key employee on shares of Restricted Stock prior to the date the Restricted Stock is no longer subject to a substantial risk of forfeiture or is forfeited are treated as ordinary income of the key employee in the year received. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the key employee when such ordinary income is recognized by the key employee, provided the Company satisfies applicable federal income tax reporting requirements. Depending on the period shares of Common Stock are held after receipt by the key employee, the sale or other taxable disposition of such shares will result in short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares, generally determined on the date the Restricted Stock is no longer subject to a substantial risk of forfeiture.

  The Board of Directors unanimously recommends that the shareholders of the Company vote FOR THE APPROVAL OF THE ADOPTION OF THE 1998 PLAN.

                             CERTAIN TRANSACTIONS

GENERAL

  In connection with the Company's August 1994 initial public offering (the "IPO"), the Company incurred $38 million in mortgage indebtedness with The Prudential Insurance Company of America. A. Ray Weeks, Jr., certain members of the family of A. Ray Weeks, Jr. (the "Weeks Family"), Forrest W. Robinson, Louis Robinson (Forrest W. Robinson's father), a trust of which A. Ray Weeks, Jr., is the trustee and of which A. Ray

Weeks, Jr., and the Weeks Family are beneficiaries, and a trust of which A. Ray Weeks, Jr., Harry T. Weeks (A. Ray Weeks, Jr.'s uncle) and Martha Patterson Weeks (A. Ray Weeks, Jr.'s mother) are trustees and of which A. Ray Weeks, Jr., and the Weeks Family are beneficiaries, severally, but not jointly, guaranteed collection of a portion of this indebtedness. At December 31, 1997, such guarantees extended to, in the aggregate, the first $20.7 million due on such indebtedness.

TRANSACTIONS WITH EXECUTIVE OFFICERS

  During 1997, Helen Ballard Weeks, the wife of A. Ray Weeks, Jr., was a principal of Ballard Designs, Inc. ("Ballard Designs"), a national home furnishing mail order firm that leases an aggregate of 97,639 square feet of space in two of the Operating Partnership's properties. The aggregate base rent and tenant reimbursable expenses paid by Ballard Designs in 1997 with respect to such leases was $380,652. In August 1997, Ballard Designs was purchased by, and is now a wholly owned subsidiary of, The International Cornerstone Group, Inc. ("Cornerstone"). In connection with Cornerstone's acquisition of Ballard Designs, A. Ray Weeks, Jr., Helen Ballard Weeks and the ARW Family Trust (a trust for the benefit of A. Ray Weeks, Jr.'s minor children), acquired shares of Cornerstone capital stock representing in the aggregate less than 7% of the outstanding shares of Cornerstone capital stock at December 31, 1997.

TRANSACTIONS WITH DIRECTORS

  George D. Busbee, a director of the Company, is of counsel to the law firm of King & Spalding. Mr. Busbee, formerly a partner of such firm, retired from King & Spalding as of December 31, 1993. King & Spalding provided certain legal services to the Company in 1997, including services in connection with offerings of Capital Stock by the Company and certain significant acquisitions made by the Company.

  In connection with the acquisition of certain assets owned by NWI Warehouse Group, L.P., and its affiliates (collectively, "NWI") in 1996, the Company agreed, subject to certain conditions, to acquire additional properties from NWI over a period of time. Pursuant to such agreements, during 1997 the Company acquired four properties totaling approximately 556,000 square feet and 7.7 net usable acres of additional land for an aggregate purchase price of $30,513,000, consisting of 949,012 units of limited partnership interests in the Operating Partnership ("Units") with a value of $26,554,000, and other consideration, including the assumption of indebtedness and the payment of cash. John W. Nelley, Jr., a director and executive officer of the Company, and Albert W. Buckley, Jr., an executive officer of the Company, own interests in NWI. As a result of this ownership, Mr. Nelley and Mr. Buckley beneficially acquired 204,637 Units and 200,801 Units, respectively, in connection with these acquisitions. The purchase prices paid for these additional properties and land were the result of arm's length negotiations between the Company and NWI in connection with the initial closing of the NWI transaction. In 1997, the Company advanced $4,450,000 to NWI under a $5,700,000 demand loan agreement. The loan bears interest at LIBOR plus 2.10% and is secured by real estate properties held by NWI, for which the Company has agreements to acquire in future periods. Interest earned under the loan agreement totaled approximately $197,000 for the year ended December 31, 1997.

  In connection with the acquisition of certain assets owned by Lichtin Properties, Inc. and its affiliates (collectively, the "Lichtin Entities") in 1996, the Company agreed, subject to certain conditions, to acquire additional properties from the Lichtin Entities over a period of time. Pursuant to such agreements, during 1997 the Company acquired fifteen properties totaling approximately 991,000 square feet and five net usable acres of additional land for an aggregate purchase price of $63,870,000, consisting of 212,026 Units with a value of $5,575,000 and other consideration, including the assumption of indebtedness and the payment of cash. Harold S. Lichtin, a director of the Company, and certain of his affiliates own interests in the Lichtin Entities. As a result of this ownership, Mr. Lichtin and his affiliates beneficially acquired 179,674 Units in connection with these acquisitions. The purchase prices paid for these additional properties and land were the result of arm's length negotiations between the Company and the Lichtin Entities in connection with the initial closing of the Lichtin transaction.

  As part of the Lichtin transaction, the Operating Partnership assumed certain mortgage indebtedness encumbering the properties acquired from the Lichtin Entities. Pursuant to pre-existing agreements that survived the closing of the Lichtin transaction, Mr. Lichtin has guaranteed payment of a portion of the principal of such mortgage indebtedness. At December 31, 1997, the maximum potential aggregate liability under such guarantees was approximately $3.5 million. In addition, such pre-existing agreements provide that Mr. Lichtin will indemnify the holders of such mortgage indebtedness against losses resulting from the Operating Partnership's failure to discharge its mortgage covenants relating to environmental matters and to fund tenant improvements and lease commission costs. The Operating Partnership has agreed to indemnify Mr. Lichtin for any losses incurred by him as a consequence of circumstances arising after the closing date of the Lichtin transaction under such guarantees and indemnities.

  The Company retained Barrington H. Branch, a director of the Company, during 1997 to perform consulting services in connection with the Company's negotiation and acquisition of the Beacon Centre project in Miami, Florida and the Company's related investment in Codina Group, Inc., the developer of that project. Although no fees have yet been paid to Mr. Branch pursuant to such arrangement, the Company currently owes Mr. Branch approximately $23,000 for services rendered in connection therewith.

TRANSACTIONS WITH THE WEEKS FAMILY

  The Company currently purchases and will continue to purchase plantings for its landscaping business from Bold Springs Nursery, a company 100% owned by John H. Barbour and his wife Patricia L. Weeks, a sister of A. Ray Weeks, Jr. The aggregate amount paid by the Company to Bold Springs Nursery during 1997 was $176,207.

                                 OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

  The Company's financial statements for the fiscal year ended December 31, 1997, were audited by Arthur Andersen LLP ("Arthur Andersen"). The Company has selected Arthur Andersen as its independent auditors for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Compliance with Section 16(a) of the Exchange Act requires the Company's officers, directors, and persons who own more than 10% of the Company's Common Stock to file certain reports with respect to each such person's beneficial ownership of the Company's Common Stock. In addition, Item 405 of Regulation S-K requires the Company to identify in its Proxy Statement each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal year. Based on a review of the copies of such forms furnished to the Company, the Company believes that all reports required to be filed pursuant to Section 16(a) during 1997 were timely filed except that Robert G. Cutlip, an officer of the Company, filed a late Form 5, John W. Nelley, Jr., an officer and director of the Company, filed a late Form 4, Harold S. Lichtin, a director of the Company, filed a late Form 4, and William O. McCoy, a director of the Company, filed two late Form 4s.

SHAREHOLDER PROPOSALS

  Any shareholder proposals intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company on or before November 28, 1998, to be eligible for inclusion in the Proxy Statement and on the proxy form to be distributed by the Board of Directors in connection with such meeting.

ANNUAL REPORT TO SHAREHOLDERS

  The Annual Report of the Company for the year ended December 31, 1997, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

  The Company will provide, without charge, at the written request of any shareholder of record as of the close of business on March 20, 1998, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the Securities and Exchange Commission, excluding exhibits thereto. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of the Company's Annual Report on Form 10-K should be mailed to:

                                          Weeks Corporation
                                          4497 Park Drive
                                          Norcross, Georgia 30093
                                          Attention: Vice President,
                                                 Investor Relations

OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Elizabeth C. belden
                                          Elizabeth C. Belden
                                          Corporate Secretary

Atlanta, Georgia
March 30, 1998

                                                                       EXHIBIT A


                               WEEKS CORPORATION

                           1998 INCENTIVE STOCK PLAN

                                     (S) 1

                            BACKGROUND AND PURPOSE

  The purpose of this Plan is to promote the interest of Weeks by authorizing the Committee to grant Options to Key Employees and Directors and to grant Restricted Stock and Stock Appreciation Rights to Key Employees in order (1) to attract and retain Key Employees and Directors, (2) to provide an additional incentive to each Key Employee or Director to work to increase the value of the Stock and (3) to provide each Key Employee or Director with a stake in the future of Weeks which corresponds to the stake of each of Weeks' stockholders.

                                     (S) 2

                                  DEFINITIONS

  Each term set forth in this (S) 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

  2.1 Board--means the Board of Directors of Weeks.

  2.2 Change in Control--means a change in control of Weeks of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect on the effective date of this Plan, provided that such a change in control shall be deemed to have occurred at such time after the date of adoption of this Plan as (1) any "person" (as that term is used in Sections 12(d) and 14(d)(2) of the 1934
Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of Weeks; (2) during any period of two consecutive years or less after the date of adoption of this Plan, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) the shareholders of Weeks approve any merger, consolidation or share exchange as a result of which the common stock of Weeks shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of Weeks), or any dissolution or liquidation of Weeks or any sale or disposition of 50% or more of the assets or business of Weeks; or (4) the shareholders of Weeks approve any merger or consolidation to which Weeks is a party or a share exchange in which Weeks shall exchange its shares for shares of another corporation as a result of which the persons who were shareholders of Weeks immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger, consolidation or share exchange.

  2.3 Code--means the Internal Revenue Code of 1986, as amended.

  2.4 Committee--means a committee of the Board which shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a "non-employee director" under Rule 16b-3 and an "outside director" under (S) 162(m) of the Code.

  2.5 Director--means any member of the Board who is not an employee of Weeks or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of Weeks.

  2.6 Fair Market Value--means (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal under the New York Stock Exchange Composite Transactions quotation system (or under any successor quotation system) or, if Stock is no longer traded on the New York Stock Exchange, under the quotation system under which such closing price is reported or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported in accordance with (S) 2.6(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (3) the price, determined by the Committee acting in good faith through any reasonable valuation method, at which a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

  2.7 ISO--means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of (S) 422 of the Code.

  2.8 Key Employee--means an employee of Weeks or any Subsidiary or Parent or affiliate of Weeks designated by the Committee who, in the judgment of the Committee acting in its absolute discretion, is key directly or indirectly to the success of Weeks.

  2.9 1933 Act--means the Securities Act of 1933, as amended.

  2.10 1934 Act--means the Securities Exchange Act of 1934, as amended.

  2.11 Non-ISO--means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of (S) 422 of the Code.

  2.12 Option--means an ISO or a Non-ISO which is granted under (S) 7 of this Plan.

  2.13 Option Certificate--means the written certificate which sets forth the terms and conditions of an Option granted to a Key Employee or Director under this Plan.

  2.14 Option Price --means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

  2.15 Parent--means any corporation which is a parent of Weeks within the meaning of (S) 424(e) of the Code.

  2.16 Plan--means this Weeks Corporation 1998 Incentive Stock Plan as effective as of the date adopted by the Board in 1998 and as amended from time to time thereafter.

  2.17 Restricted Stock--means Stock granted to a Key Employee under (S) 9 of this Plan.

  2.18 Restricted Stock Certificate--means the written certificate which sets forth the terms and conditions of a Restricted Stock grant to a Key Employee.

  2.19 Rule 16b-3--means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

  2.20 Stock--means $.01 par value common stock of Weeks.

  2.21 SAR Value--means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under (S) 8.

  2.22 Stock Appreciation Right--means a right to receive the appreciation in a share of Stock which is granted under (S) 8 of this Plan either as part of an Option or independent of any Option.

  2.23 Stock Appreciation Right Certificate--means the written certificate which sets forth the terms and conditions of a Stock Appreciation Right which is granted to a Key Employee independent of an Option.

  2.24 Subsidiary--means a corporation which is a subsidiary corporation (within the meaning of (S) 424(f) of the Code) of Weeks and any other organization which would be treated as under common control with Weeks under
(S) 414(c) of the code if "50 percent" were substituted for "80 percent" in the income tax regulations under (S) 414(c) of the Code.

  2.25 Ten Percent Shareholder--means a person who owns (after taking into account the attribution rules of (S) 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either Weeks, a Subsidiary or Parent.

  2.26 Weeks--means Weeks Corporation and any successor to Weeks Corporation.

                                     (S) 3

                          SHARES RESERVED UNDER PLAN

  There shall be 1,400,000 shares of Stock reserved for use under this Plan. Such shares of Stock shall be reserved to the extent that Weeks deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by Weeks. Any shares of Stock subject to an Option which remain unissued after the cancellation, expiration or exchange of such Option, any shares of Restricted Stock which are forfeited or canceled and any shares of Stock subject to a Stock Appreciation Right with respect to which no exercise has been made under (S) 8 before the cancellation or expiration of such Stock Appreciation Right thereafter shall again become available for use under this Plan, but any shares of Stock used to exercise an Option or to satisfy a withholding obligation shall not again become available for use under this Plan.

                                     (S) 4

                                EFFECTIVE DATE

  The effective date of this Plan shall be the date of its adoption by the Board, provided the shareholders of Weeks (acting at a duly called meeting of such shareholders) approve such adoption within twelve (12) months of such effective date. Any Option or Restricted Stock or Stock Appreciation Right granted before such shareholder approval automatically shall be granted subject to such approval.

                                     (S) 5

                                   COMMITTEE


  This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to (S) 13, (S) 14 and (S) 15 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on Weeks, on each affected Key Employee or Director and on each other person directly or indirectly affected by such action.

                                     (S) 6

                       ELIGIBILITY AND ANNUAL GRANT CAPS

  Only Key Employees and Directors shall be eligible for the grant of Options under this Plan, and only Key Employees shall be eligible for the grant of Restricted Stock or Stock Appreciation Rights under this Plan. No Key Employee in any calendar year shall be granted an Option to purchase more than 100,000 shares of Stock.

                                     (S) 7

                                    OPTIONS

  7.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Key Employees under this Plan from time to time to purchase shares of Stock; provided, however, that the Committee shall not grant new Options in exchange for the cancellation of outstanding Options which have a higher Option Price than the new Options. Each grant of an Option to a Key Employee shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, if the Committee grants an ISO and a Non-ISO to a Key Employee on the same date, the right of the Key Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO. The Committee shall have the right to grant a Non-ISO and Restricted Stock to a Key Employee at the same time and to condition the exercise of the Non-ISO on the forfeiture of the Restricted Stock grant.

  7.2 $100,000 Limit. To the extent that the aggregate Fair Market Value of Stock (determined as of the date the ISO is granted) with respect to which ISOs first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Non-ISOs. The Fair Market Value of Stock subject to any other option (determined as of the date such option was granted) which
(1) satisfies the requirements of (S) 422 of the Code and (2) is granted to a Key Employee under a plan maintained by Weeks, a Subsidiary or a Parent Corporation shall be treated (for purposes of this $100,000 limitation) as if granted under this Plan. The Committee shall interpret and administer the limitation set forth in this (S) 7.2 in accordance with (S) 422(d) of the Code, and the Committee shall treat this (S) 7.2 as in effect only for those periods for which (S) 422(d) of the Code is in effect.

  7.3 Grants to Directors. Each Director automatically shall be granted (without any further action on the part of the Committee) a Non-ISO under this Plan as of the first day he first serves as a Director to purchase 4,000 shares of Stock at an Option Price equal to the Fair Market Value of a share of Stock on the date of such grant. Thereafter, each Director who is serving as such on December 31 of each calendar year and who has served as such for more than one full year automatically shall be granted (without any further action on the part of the Committee) a Non-ISO under this Plan as of December 31 of such calendar year to purchase 3,000 shares of Stock at an Option Price equal to the Fair Market Value of a share of Stock on the date of such grant. Each Non-ISO granted under this Plan to a Director shall be evidenced by an Option Certificate, shall be exercisable in full upon grant and shall expire 90 days after a Director ceases to serve as such or, if earlier, on the tenth anniversary of the date of the grant of the Non-ISO. A Non-ISO granted to a Director under this (S) 7.3 shall conform in all other respects to the terms and conditions of a Non-ISO under this Plan, and no Director shall be eligible to receive an Option under this Plan except as provided in this (S) 7.3. A grant of a Non-ISO to a Director under this (S) 7.3 is intended to be granted in a manner which continues to allow such Director to be a "non-employee director" within the meaning of Rule 16b-3 and an "outside director" within the meaning of (S) 162(m) of the Code, and all Non-ISOs granted to Directors under this (S) 7.3 shall be construed to effect such intent.

  7.4 Option Price. The Option Price for each share of Stock subject to an Option which is granted to a Key Employee or a Director shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to a Key Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted. The Option Price shall be payable in full upon the exercise of any Option, and at the discretion of the Committee an Option Certificate can provide for the payment of the Option Price either in cash, by check or in Stock which has been held for at least 6 months and which is acceptable to the Committee or in any combination of cash, check and such Stock. The Option Price in addition may be paid through any broker-facilitated cashless exercise procedure acceptable to the Committee or its delegate. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed certificate for such Stock is delivered to the Committee or its delegate.

  7.5 Exercise Period. Each Option granted under this Plan to a Key Employee shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option granted to a Key Employee exercisable after the earlier of

  (1) the date such Option is exercised in full, or

  (2) the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Key Employee is a Ten Percent Shareholder on the date the Option is granted, or

  (3) the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to a Key Employee who is not a Ten Percent Shareholder on the date the Option is granted.

  An Option Certificate may provide for the exercise of an Option after the employment of a Key Employee has terminated for any reason whatsoever, including death or disability.

                                     (S) 8

                           STOCK APPRECIATION RIGHTS

  8.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant a Stock Appreciation Right to a Key Employee under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.

  8.2 Terms and Conditions.

    (a) Stock Appreciation Right Certificate. If a Stock Appreciation Right is evidenced by a Stock Appreciation Right Certificate, such certificate shall set forth the number of shares of Stock to which the Key Employee has the right to appreciation and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

    (b) Option Certificate. If a Stock Appreciation Right is evidenced by an Option Certificate, the SAR Value for each share of Stock subject to the Stock Appreciation Right shall be the Option Price for the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Key Employee's right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Key Employee's right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

  8.3 Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock subject to such Stock Appreciation Right exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. A Key Employee, upon the exercise of his or her Stock Appreciation Right, shall receive a payment from Weeks in cash or in Stock, or in a combination of cash and Stock, and any payment in Stock shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this (S) 8.3.

                                     (S) 9

                               RESTRICTED STOCK

  9.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock to Key Employees under this Plan from time to time and, further, shall have the right to make new Restricted Stock grants in exchange for the cancellation of an outstanding Restricted Stock grant to such Key Employee. Each Restricted Stock grant shall be evidenced by a Restricted Stock Certificate, and each Restricted Stock Certificate shall set forth the conditions, if any, under which the grant will be effective and the conditions under which the Key Employee's interest in the underlying Stock will become nonforfeitable.

  9.2 Effective Date. A Restricted Stock grant shall be effective (1) as of the date set by the Committee when the grant is made or, if the grant is made subject to one, or more than one, condition, (2) as of the date such conditions have been timely satisfied.

  9.3 Conditions.

    (a) Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Restricted Stock to a Key Employee subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Key Employees generally or for a Key Employee in particular, and the related Restricted Stock Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Restricted Stock grant shall be issued in the name of a Key Employee only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by Weeks pending the satisfaction of the forfeiture conditions, if any, under (S)9.3(b) for the related Restricted Stock grant.

    (b) Forfeiture Conditions. The Committee acting in its absolute discretion may make Restricted Stock issued in the name of a Key Employee subject to one, or more than one, objective employment, performance or other forfeiture condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Key Employees generally or for a Key Employee in particular, including a condition which results in a forfeiture if a Key Employee exercises a Non-ISO granted in tandem with his or her Restricted Stock grant, and the related Restricted Stock Certificate shall set forth each such condition, if any, and the deadline, if any, for satisfying each such forfeiture condition. A Key Employee's nonforfeitable interest in the shares of Stock underlying a Restricted Stock grant shall depend on the extent to which he or she timely satisfies each such condition. Each share of Stock underlying a Restricted Stock grant shall be unavailable under (S) 3 after such grant is effective unless such share is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under (S) 3 as of the date of such failure.

    (c) Mandatory Conditions. If a Restricted Stock grant is subject to one or more performance-based issuance conditions under (S)9.3(a) or (S)9.3(b), such grant in addition shall be subject to an employment condition under
  (S)9.3(a) or (S)9.3(b) that requires the Key Employee to remain employed as such at least for the one-year period starting on the date the Restricted Stock is granted. If a Restricted Stock grant is not subject to one or more performance-based conditions, the Restricted Stock grant shall be subject to an employment condition under (S)9.3(a) or (S)9.3(b) that requires the Key Employee to remain employed as such at least for the three-year period starting on the date the Restricted Stock is granted.

  9.4 Dividends and Voting Rights. If a cash dividend is declared on a share of Stock underlying a Restricted Stock grant during the period which begins on the date such grant is effective and ends immediately before the first date that a Key Employee's interest in such underlying Stock (1) is forfeited completely or (2) becomes completely nonforfeitable, Weeks shall pay such cash dividend directly to such Key Employee. If a Stock dividend is declared on such a share of Stock during such period, such Stock dividend shall be treated as part of the grant of the related Restricted Stock, and a Key Employee's interest in such Stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes nonforfeitable. The disposition of each other form of dividend which is declared on such a share of Stock during such period shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend. A Key Employee also shall have the right to vote the Stock underlying his or her Restricted Stock grant during such period.

  9.5 Satisfaction of Forfeiture Conditions; Provision for Income and Excise Taxes. A share of Stock shall cease to be Restricted Stock at such time as a Key Employee's interest in such Stock becomes nonforfeitable under this Plan, and the certificate representing such share shall be transferred to the Key Employee as soon as practicable thereafter. The Committee acting in its absolute discretion shall have the power to authorize and direct the payment of a cash bonus (or to provide in the terms of the Restricted Stock Certificate for Weeks to make such payment) to a Key Employee to pay all, or any portion of, his or her federal, state and local income and excise tax liability which the Committee deems attributable to his or her interest in his or her Restricted Stock grant becoming nonforfeitable and, further, to pay any such tax liability attributable to such cash bonus.

  9.6 Section 162(m). Except where the Committee deems it in the best interests of Weeks, the Committee shall use its best efforts to grant Restricted Stock either (1) subject to at least one condition which can result in the Restricted Stock qualifying as "performance-based compensation" under
(S) 162(m) of the Code if the shareholders of Weeks approve such condition and the Committee takes such other action as the Committee deems necessary or appropriate for such grant to so qualify under (S) 162(m) or (2) under such other circumstances as the Committee deems likely to result in an income tax deduction for the grant.

                                    (S) 10

                              NONTRANSFERABILITY

  No Option, Restricted Stock or Stock Appreciation Right shall be transferable by a Key Employee or a Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall be exercisable during a Key Employee's or Director's lifetime only by the Key Employee or Director. The person or persons to whom an Option or Restricted Stock or Stock Appreciation Right is transferred by will or by the laws of descent and distribution thereafter shall be treated as the Key Employee or Director.

                                    (S) 11

                            SECURITIES REGISTRATION

  Each Option Certificate, Restricted Stock Certificate and Stock Appreciation Right Certificate shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option or a Stock Appreciation Right or the satisfaction of the forfeiture conditions under a Restricted Stock Certificate, the Key Employee or Director shall, if so requested by Weeks, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Weeks, shall deliver to Weeks a written statement satisfactory to Weeks to that effect. As for Stock issued pursuant to this Plan, Weeks at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to a Key Employee or Director under the 1933 Act or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to a Key Employee or Director; however, Weeks shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by a Key Employee or Director.

                                    (S) 12

                                 LIFE OF PLAN

  No Option, Restricted Stock or Stock Appreciation Right shall be granted under this Plan on or after the earlier of

  (1) the tenth anniversary of the effective date of this Plan (as determined under (S) 4 of this Plan), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Restricted Stock grants under this Plan have been forfeited or the forfeiture conditions, if any, on such Stock have been satisfied in full, or

  (2) the date on which all of the Stock reserved under (S) 3 of this Plan has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Restricted Stock) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

                                    (S) 13

                                  ADJUSTMENT

  13.1 Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under (S) 3 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock subject to

Options or Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class of shares of Restricted Stock granted under this Plan shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of Weeks, including, but not limited to, such changes as stock dividends or stock splits.

  13.2 Mergers. The Board as part of any corporate transaction described in
(S) 424(a) of the Code shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with (S) 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock reserved under (S) 3 of this Plan. Furthermore, the Committee as part of any corporate transaction described in (S) 424(a) of the Code shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with (S) 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock underlying any Restricted Stock grants previously made under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Option and Stock Appreciation Right grants previously made under this Plan and the related Option Price and SAR Value for each such Option and Stock Appreciation Right, and, further, shall have the right (in any manner which the Committee in its discretion deems consistent with (S) 424(a) of the Code) to make Restricted Stock, Option and Stock Appreciation Right grants to effect the assumption of, or the substitution for, restricted stock, option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such restricted stock, option or appreciation right grants.

  13.3 Fractional Shares. If any adjustment under this (S) 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Restricted Stock grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this (S) 13 by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of shares reserved under (S) 3 within the meaning of (S) 15 of this Plan.

                                    (S) 14

                       SALE, MERGER OR CHANGE IN CONTROL

  If on any date Weeks agrees to sell all or substantially all of its assets or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which Stock is converted into another security or into the right to receive securities or property or if a tender offer is made which could lead to a Change in Control (other than a tender offer by Weeks or an employee benefit plan established and maintained by Weeks), the Board shall waive any conditions to the exercise of all then outstanding Options and Stock Appreciation Rights and waive any then outstanding issuance and forfeiture conditions on any Restricted Stock and shall have the right to cancel such Options, Stock Appreciation Rights and Restricted Stock grants after providing each Key Employee and Director a reasonable opportunity to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Restricted Stock grants.

                                    (S) 15

                           AMENDMENT OR TERMINATION

  This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the shareholders of Weeks required under
(S) 422 of the Code (1) to increase the number of shares of stock reserved under (S) 3, or (2) to change the class of employees eligible for Options. The Board also may suspend the granting of Options or Stock Appreciation Rights or Restricted Stock under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Option, Stock Appreciation Right or Restricted Stock granted before such suspension or termination unless (1) the Key Employee or Director consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of Weeks or a transaction described in (S) 13 or (S) 14 of this Plan.

                                    (S) 16

                                 MISCELLANEOUS

  16.1 Shareholder Rights. No Key Employee or Director shall have any rights as a shareholder of Weeks as a result of the grant of an Option or a Stock Appreciation Right granted to him or her under this Plan or his or her exercise of such Option or Stock Appreciation Right pending the actual delivery of the Stock subject to such Option to such Key Employee or Director. Subject to (S) 9.4, a Key Employee's rights as a shareholder in the shares of Stock underlying a Restricted Stock grant which is effective shall be set forth in the related Restricted Stock Certificate.

  16.2 No Contract of Employment. The grant of an Option or a Stock Appreciation Right or Restricted Stock to a Key Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Key Employee or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in the related Option Certificate, Stock Appreciation Right Certificate, or Restricted Stock Certificate.

  16.3 Withholding. Each Option, Stock Appreciation Right and Restricted Stock grant shall be made subject to the condition that the Key Employee or Director consents to whatever action the Committee directs to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to the exercise of such Option or Stock Appreciation Right or the satisfaction of any forfeiture conditions with respect to Restricted Stock issued in the name of the Key Employee or Director. The Committee also shall have the right to provide in an Option Certificate, Stock Appreciation Right Certificate or a Restricted Stock Certificate that a Key Employee or Director may elect to satisfy federal and state tax withholding requirements through a reduction in the cash or the number of shares of Stock actually transferred to him or to her under this Plan.

  16.4 Construction. All references to sections ((S)) are to sections ((S)) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Georgia.

  16.5 Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Restricted Stock Certificate may require that a Key Employee or Director (as a condition to the exercise of an Option or a Stock Appreciation Right or a Restricted Stock grant) enter into any agreement or make such representations prepared by Weeks, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or Restricted Stock grant or provides for the repurchase of such Stock by Weeks under certain circumstances.

  16.6 Rule 16b-3. The Committee shall have the right to amend any Option, Restricted Stock or Stock Appreciation Right grant or to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Key Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

  16.7 Loans. If approved by the Committee, Weeks may lend money to, or guarantee loans made by a third party to, any Key Employee to finance the exercise of any Option granted under this Plan, and the exercise of an Option with the proceeds of any such loan shall be treated as an exercise for cash under this Plan. If approved by the Committee, Weeks also may, in accordance with a Key Employee's instructions, transfer Stock upon the exercise of an Option directly to a third party in connection with any arrangement made by the Key Employee for financing the exercise of such Option.

  IN WITNESS WHEREOF, Weeks Corporation has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan.


                                          WEEKS CORPORATION

                                          By: _____________________

                                          Date: ___________________

                               WEEKS CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 20, 1998

The undersigned hereby appoints A. Ray Weeks, Jr., Thomas D. Sankboil and Forrest W. Robinson, and each of them, as proxies, with full power of substitution and resubstitution, for and in the name of the undersigned to vote all shares of common stock of Weeks Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, May 20, 1998, at 10:00 a.m., local time, at the Atlanta Marriott, Gwinnelt Place, 1775 Pleasant Hill Road, Duluth, Georgia 30096, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" THE PROPOSALS STATED ON THE REVERSE SIDE.

--------------------------------------------------------------------------------
          PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) hereon. Where there is more than one owner, each should sign. when signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON MAY 20, 1998. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.
--------------------------------------------------------------------------------

[X]PLEASE MARK VOTES
   AS IN THIS EXAMPLE

   =================================
            WEEKS CORPORATION                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
   =================================
                                        1. Election of Directors.                             FOR ALL    WITH-    FOR ALL
                                                                                             NOMINEES    HOLD      EXCEPT
                                                  FORREST W. ROBINSON                          [_]       [_]        [_]
                                                    CHARLES R. EITEL
                                                   HAROLD S. LICHTIN

                                        NOTE: If you do not wich your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s).
                                        Your shares will be voted for the remaining nominee(s).

                                                                                              FOR        AGAINST  ABSTAIN
                                        2. To approve the adoption of the Company's 1998      [_]          [_]      [_]
                                           Incentive Stock Plan.


                                                      --------------------------
     Please be sure to sign and date this Proxy.       Date
--------------------------------------------------------------------------------

-----Shareholder sign here-----------------------------Co-owner sign here-------